Exhibit 10.25

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

DISTRIBUTION AGREEMENT

BETWEEN

INO THERAPEUTICS LLC

AND

AGA S.A.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”), effective as of the 30 day of March 2005 (the “Effective Date”), is made by and between INO THERAPEUTICS LLC, a Delaware limited liability corporation having its principal place of business at 6 Route 173, Clinton, New Jersey, 08809, U.S.A. (hereinafter called “INO-T”), and AGA S.A., a Chilean corporation having its offices at Paseo Presidente Errazuriz 2631-5, Santiago, Chile (hereafter called “AGA”).  INO-T and AGA are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS INO-T desires to appoint AGA to market the Product (as hereinafter defined) in the Territory (as hereinafter defined) during the Term (as hereinafter defined), in accordance with the terms of this Agreement; and

WHEREAS AGA possesses the facilities and ability to support and perform as official distributor and market holder for INO-T and the Product in the Territory, and wishes to accept the appointment in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, the Parties have agreed as follows:

I.  DEFINITIONS

In addition to any other definitions appearing in this Agreement, the following terms shall have the following meanings and any term referred to in the singular shall be deemed to include the plural and vice versa as the context requires:

1.1                                 The term “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall be deemed to constitute control.

1.2                                 The term “Adverse Event” shall have the meaning set forth on Exhibit I.

1.3                                 The term “Confidential Information” shall have the meaning set forth in Article XII.

1.4                                 The term “Current Good Manufacturing Practice” or “cGMP” shall mean current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacturing, processing, packing and holding of drugs, all as set forth from time to time by the relevant Regulatory Authorities in the Territory.  With respect to the United States, cGMPs shall include those regulations set forth in 21 CFR 210-21, including all amendments and supplements, or successor regulations, throughout the Term of this Agreement.

1.5                                 The term “Distribution Approvals” shall mean the licenses, authorizations and/or approvals that are required of a distributor of pharmaceutical products, including any that are specific to the Product, in the Territory by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state, provincial or local Regulatory Authority in the Territory for the import, handling, storage, distribution, or sale, as amended or supplemented from time to time.

1.6                                 The term “Effective Date” shall mean the date first above written.

1.7                                 The term “FDA” shall mean the United States Food and Drug Administration and any analogous Regulatory Authority in the Territory or any successor entity thereto.

1.8                                 The term “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301-397, as amended.

1.9                                 The term “Gross Sales Price” shall mean for any bona fide sale of Product by AGA to a bona fide customer by AGA, the actual invoice price of the Product to AGA’s customers without any deductions.

1.10                           The term “Health Registrations” shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a pharmaceutical product (including the prerequisite manufacturing approvals or authorizations, and marketing authorization based upon such approvals and labeling approvals related thereto) that are required by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state, provincial or local Regulatory Authority in the Territory, for the manufacture, distribution, use or sale of a pharmaceutical product in the Territory, as amended or supplemented from time to time.   For the avoidance of doubt, Health Registrations includes Pricing Approvals.

1.11                           The term “INO-T Regulatory Department” shall mean INO-T’s Vice President, Global Regulatory Affairs, located at the address set forth in the first paragraph of this Agreement, or his or her designee.

1.12                           The term “INO-T Trademarks” shall mean trademarks set forth on Schedule 1.12, including, without limitation, all trade dress or logos associated with or included in such trademarks.

1.13                           The term “Launch Date” shall mean the date Health Registrations are granted by Regulatory Authorities for the Product in the Territory.

1.14                           The term “Laws” shall mean all applicable federal, state, provincial, local or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated by any Regulatory Authorities in the Territory, unless context requires otherwise.  Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

1.15                           The term “Net Sales Price” shall mean:

(a)                                  for any bona fide sale to a bona fide customer by AGA, the actual invoice price of the Product to AGA’s customers less the following amounts actually paid or credited:

(i)                                     Customary or usual trade or quantity discounts or other charge-backs actually taken by the customer,

(ii)                                  Sales, use, value-added or other excise taxes, imposed and paid directly with respect to the sale, and included in the invoice price, and listed separately on the invoice,

(iii)                               Customary administration fees paid to group purchasing organizations or other entities that represent hospital or health facility groups in the Territory; provided, however, that all such fees are in compliance with all Laws in the Territory;

(iv)                              Customer returns, recalls, credits or allowances, if any, actually given or made.

(b)                                 In the event that AGA sells any Product in a bona fide sale as a component of a combination of active functional agents, in accordance with the terms of this Agreement, including Section 8.3, the Net Sales Price of the combination shall be determined by multiplying the full net sales price of the combination, adjusted to a one-to-one dosage relation of active agents and not including diluents, propellants, stabilizers of other such substances, by the fraction A over A+B, in which “A” is the standard fully-absorbed cost of the Product portion of such combination, and “B” is the sum of the standard fully-absorbed costs of the other active functional agent component(s), such costs being arrived at using the standard accounting procedures of AGA which will be in accord with generally accepted accounting practices, provided that in no event shall the resulting fraction be less than one half (1/2).

(c)                                  If AGA commercially uses or disposes of any Product other than in a bona fide sale to a bona fide customer, the Net Sales Price shall be the price which would be then payable in an arm’s length transaction, except in the case of (i) use in product testing or control, (ii) promotional distribution to physicians, or (iii) use for obtaining regulatory approvals.

(d)                                 Transfer of Product to an Affiliate for sale by the transferee shall not be considered a sale, commercial use of disposition for the purpose of the foregoing paragraphs; in the case of such transfer, the Net Sales Price shall be based on sale price of the Product by the transferee.

1.16                           The term “Pricing Approvals” shall mean the pricing and third party reimbursement approvals that are required by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state, provincial or local Regulatory Authority in the Territory, for the distribution, use or sale of a pharmaceutical product in the Territory, as amended or supplemented from time to time.

1.17                           The term “Product” shall mean, an 88-liter or a D cylinder filled with nitric oxide (NO) 800 ppm mol/mol, inhalation gas filled at 155 bar which may contain an “INOmeter”, a time-meter fitted on to the valve of each cylinder, marketed in the United States as INOmax™, and to be marketed by AGA utilizing the INO-T Trademark(s) set forth on Schedule 1.12.

1.18                           The term “Product Quality Complaints” shall have the meaning set forth in Exhibit II.

1.19                           The term “Regulatory Authority” shall mean the applicable government regulatory authority in the Territory involved in granting the Health Registrations for the Product.

1.20                           The term “Term” shall have the meaning set forth in Article II.

1.21                           The term “Territory” shall mean the Chile, including its territories, possessions and commonwealths.

II.  TERM

2.1                                 Term.  Subject to the provisions of Article XIII, the term of this Agreement shall commence on the Effective Date and end on that date that is five (5) years following the Launch Date (the “Term”).

III.  DISTRIBUTORSHIP AND OTHER RIGHTS

3.1                                 Product Distributorship Rights.

(a)                                  AGA shall promptly, following its execution of this Agreement, use commercially reasonable efforts to apply for and obtain Distribution Approvals and Pricing Approvals for the Product in the Territory.

(b)                                 Subject to the provisions of Article XIII, INO-T hereby grants to AGA an exclusive right during the Term to market, promote, sell and distribute the Product in the Territory.

(c)                                  During the Term, AGA shall use commercially reasonable efforts to market, promote, sell and distribute the Product in accordance and compliance with all terms of this Agreement.

(d)                                 AGA acknowledges and respects the exclusive rights of INO-T to sell the Product outside of the Territory, and AGA shall not take orders for Product from customers outside of the Territory.

(e)                                  AGA shall without delay forward all inquiries and orders for Products from customers outside the Territory to INO-T. AGA is not entitled to commission or any other compensation for any orders resulting directly or indirectly from such inquiries.

(f)                                    INO-T hereby grants to AGA a non-exclusive right in the Territory during the Term to utilize the INO-T Trademarks, without any modification, solely to promote the Product in the Territory. AGA and/or its Affiliates shall neither use nor seek to register in connection with the Product (i) any trademarks which are identical or confusingly similar to any INO-T Trademarks, trade names, trade dress or logos used or (ii) any trademarks other than the INO-T Trademarks.  In the event that either AGA becomes aware of any infringement within the Territory of any issued patent or trademark rights owned in whole or in part by INO-T, it will notify INO-T in writing to that effect.  Any such notice shall include the specific details known to AGA regarding the infringement.

IV.  CERTAIN ADDITIONAL INO-T OBLIGATIONS

4.1                                 Training.  INO-T shall, at no cost to AGA, provide AGA with initial training and materials relating to the Product, including marketing and sales, customer training, customer service, as well as pharmacovigilance, which information shall be updated, as required by Law, and otherwise, at the discretion of INO-T, within a commercially reasonable time following the update of such information and training that is provided by INO-T to its United States personnel.  INO-T will provide AGA with technical assistance, and other assistance as reasonably requested by AGA.

4.2                                 Patent and Trademark Infringement.  INO-T shall be responsible for filing, prosecuting and maintaining any patent or trademark rights owned in whole or in part by INO-T.  AGA shall, at no charge to INO-T, provide INO-T with all documents and assistance reasonably requested by INO-T with respect to the prosecution or defense of any such action.

V.  HEALTH REGISTRATION PROCESS; COMMUNICATIONS WITH
REGULATORY AUTHORITIES

5.1                                 (a)                                  Health Registrations Holder and Ownership.  AGA shall make all applications to Regulatory Authorities for the Health Registrations, as well as any amendment, supplement, annual reports or necessary withdrawal of the Health Registrations, in a form prepared and provided by AGA, and approved in writing by INO-T. AGA shall make no changes to the Health Registrations without the written instruction or consent of INO-T. The Health Registrations will include, among other things, INO-T’s proprietary data. No ownership, license or other rights to any materials contained in the application, amendment, supplement, annual reports or necessary withdrawal, including, without limitation, the INO-T data, is conveyed or transferred to AGA, and AGA shall have a right to use the materials, including the INO-T data, solely for the purpose of making application for and maintaining the Health Registrations.  AGA shall promptly file the materials necessary for the Health Registrations, including, without limitation, changes in labeling, with the appropriate Regulatory Authority, and provide INO-T with prompt written notification regarding the status and approval of such filings.  AGA shall cooperate with INO-T in taking all necessary actions, executing all required documents to be filed with Regulatory Authorities, and providing such other reasonable assistance as INO-T may reasonably request, to obtain and maintain Health Registrations for the Product in the Territory.

(b)                                 Communications with Regulatory Authorities.  Any communications received from Regulatory Authorities at any time regarding the Product, including without limitation, the Health Registrations, shall be promptly provided to INO-T Regulatory Department.  If such communications from Regulatory Authorities are not in writing, AGA shall communicate the substance of the oral communication to the INO-T Regulatory Department.  Unless otherwise required by Law, AGA shall not provide any information or materials to Regulatory Authorities without the advice and written approval of the INO-T Regulatory Department.  In the event of any required disclosure by AGA, AGA shall promptly notify the INO-T Regulatory Department.  Any decisions regarding communications received from Regulatory Authorities shall be made by the INO-T Regulatory Department.

(c)                                  Ownership and Transfer of Health Registrations.  AGA shall apply for, hold and maintain the Health Registrations in its own name, subject to the terms of this Agreement, and shall not transfer, assign, pledge, or otherwise encumber or transfer the Health Registrations, in part or in full, in any manner, except as specifically instructed in writing by the INO-T Regulatory Department.  Upon any notice to AGA from the INO-T Regulatory Department to transfer the Health Registrations, AGA shall promptly take all actions necessary to transfer the Health Registrations, and all other rights in the Territory relating to the Product, to INO-T or the third party designated by the INO-T Regulatory Department.

5.2                                 Regulatory Approvals.  INO-T shall be responsible, at its expense, for using reasonable commercial efforts to provide the technical data and other materials necessary to obtain and maintain Health Registrations for the Product in the Territory, and shall provide reasonable assistance to AGA if requested by AGA; provided that nothing in this Agreement shall be construed as a guarantee by INO-T that its efforts will result in an approved Health Registrations for the Product.

5.3                                 Cost of Health Registrations.  During the Term, INO-T shall be responsible for the costs relating to the application for Health Registrations, excluding Pricing Approvals. AGA shall be responsible, at its expense, for all costs relating to Health Registrations for the Product in the Territory necessary to (a) maintain, amend, supplement, or withdraw Health Registrations, as well as annual or other required reports; (b) obtain and maintain Pricing Approvals and (c) translate any application, amendment, supplement, annual reports or necessary withdrawal of Health Registrations.  Adverse Events. During the Term and thereafter, AGA shall furnish INO-T in a timely manner with any adverse reaction reports, in accordance with Article X, and all other information as may be necessary to include in any periodic reports to Regulatory Authorities.

5.4                                 Labeling.  INO-T shall be responsible for the content and accuracy of all labels and labeling for the Product, and their compliance with the requirements of the Product’s Health Registrations.

5.5                                 Compliance Audits.  INO-T shall have the right, during normal business hours and with reasonable advance notice, to visit any of AGA’s facilities utilized or to be utilized in the distribution of the Product in the Territory, with or without cause, to inspect for compliance with requirements of Regulatory Authorities and Laws including, without limitation, cGMP’s and storage of the Product.  AGA, including without limitation, AGA’s quality assurance department shall cooperate with INO-T, as necessary and useful, in any inspection conducted pursuant to this Agreement.

VI.  SUPPLY OF PRODUCTS

6.1                                 Supply.  AGA shall not be obligated to purchase any minimum quantity of Product from INO-T and INO-T shall not be obligated to manufacture or sell any minimum quantity of Product to AGA.

6.2                                 Forecasts.  AGA shall furnish INO-T on or before the first day of each month during the Term with a rolling [**] month forecast of AGA’s anticipated requirements for Product.  The first [**] months of each such forecast shall represent a binding commitment by AGA to purchase and pay for the Product specified therein.  The last [**] months of such forecasts represent estimates and shall be non-binding.  For the avoidance of doubt, each monthly forecast shall incorporate, without modification, the binding commitments of prior forecasts.

6.3                                 Orders.  For the [**] month binding forecast period provided in Section 6.2, AGA shall place binding purchase orders that shall set forth the quantity of Product, proposed delivery dates and shipping instructions for each shipment of Product.  INO-T shall provide AGA with written confirmation of all purchase orders within [**] days of receipt, which confirmation shall set forth the quantities ordered by AGA and specify delivery dates for all such quantities.  AGA’s purchase orders shall provide for at least [**] days lead time for delivery for Product.  INO-T shall not be obligated to supply quantities of Product for a given [**] that exceed [**] percent ([**]%) of AGA’s most recent forecast for such [**], provided, however, that INO-T shall use reasonable efforts to supply such excess quantities to the extent practicable.

6.4                                 Manufacturing.  INO-T will use reasonable commercial efforts to manufacture, test, label, package and release the Product in such quantities as are necessary to fulfill orders placed by AGA in accordance to Sections 6.2 and 6.3 of this Agreement.  All Product provided to AGA shall meet all Product specifications set forth in the Health Registrations and be manufactured in compliance with all Laws, including, without limitation, cGMPs.

6.5                                 Shipments.  All shipments to AGA shall be shipped CPT (Incoterms 2000) San Antonio or Valparaiso if by ship, and CPT (Incoterms 2000) Bogota if by air, as designated by AGA at least [**] days prior to shipment.  In the event that AGA fails to designate any shipment, the shipment shall be shipped CPT (Incoterms 2000) San Antonio.

VII.  FINANCIAL TERMS

7.1                                 Product Price.  Product shall be manufactured and supplied to AGA by INO-T at a price of [**] per 88-liter cylinder of Product, and [**] per D cylinder, which price may be increased by INO-T by no more than [**] percent ([**]%) once each calendar year by INO-T providing AGA with [**] day’s written notice.  The purchase price shall be paid in full within [**] days of date of invoice.

7.2                                 Additional Profit Split.  The Gross Sales Price of Product, to the extent that the Gross Sales Price exceeds an average invoice price of [**] per 88-liter cylinder or [**] per D cylinder, respectively, shall be [**], unless otherwise agreed by the parties in writing.  AGA shall pay such additional monies to INO-T on or before the [**] day of each calendar month, on a monthly basis.  There shall be no deduction, credit or other adjustment to this profit split payment for any reason.

7.3                                 Royalty Payment.  In addition to the cost per cylinder referenced in Section 7.1 above, and any profit split calculated as set forth in Section 7.2, AGA shall, on or before the twentieth day of each calendar month, on a monthly basis, pay to INO-T [**] percent ([**]%) of total Net Sales of Product for the prior calendar month.

7.4                                 Sales and Royalty Report.  On or before the [**] day of each calendar month, on a monthly basis, AGA shall provide to INO-T a report setting forth the following information:

(i)                                     Quantity of Product sold by AGA and its Affiliates in the Territory;

(ii)                                  Total billings for Product by AGA in the Territory;

(iii)                               Quantities of Product used by AGA and its Affiliates in the Territory;

(iv)                              Total royalties payable to INO Therapeutics;

(v)                                 Gross Sales Price of Product, broken down by customer name and address, the number of Product cylinders delivered to each customer, the number of Product cylinders picked up at each customer, the number of Product cylinders remaining at each customer, the therapeutic use of the Product for each patient to whom Product was administered (without providing any information that identifies the name of the patient) and such other information requested by INO-T from time to time; and

(vi)                              Additional information requested by INO Therapeutics from time to time, including, without limitation, additional information required for INO-T to comply with its obligations under its license agreements relating to the Product, such as, without limitation, use of the Product with other pharmaceuticals and devices utilized to deliver the Product.

7.5                                 Product Orders.  All orders for Product shall be submitted in accordance with the forecasting procedures set forth in Section 6.2 in a form reasonably acceptable to INO-T.  In the event of any conflict or inconsistency between the terms of any such purchase order and the terms of this Agreement, the terms of this Agreement shall govern and control the rights and obligations of the Parties.

7.6                                 United Stated Dollars.  All references to dollars within this Agreement refer to United States currency.  AGA shall make all payments under this Agreement to INO-T in United States Dollars by wire transfer, in accordance with the instructions of INO-T.

7.7                                 Confidentiality of Financial Terms.  AGA shall not disclose the information provided to INO-T under this Article VII, or any financial terms of this Agreement under this Article VII, such information being deemed Confidential Information of INO-T pursuant to Article XII, without the express written consent of INO-T, unless required by Law, in which event AGA shall comply with the requirements of Article XII.

7.8                                 Late Fees.  Any late payments shall bear interest at the Prime of Citibank, New York Rate plus [**] percent ([**]%).

VIII.  DISTRIBUTION AND PROMOTION OF PRODUCT; NON-COMPETE

8.1                                 Distribution.  AGA shall comply with all applicable Laws in connection with its handling, storage, distribution, promotion and sale of the Product, including, without limitation, the requirements set forth in the Health Registrations.

8.2                                 Inventory.  AGA shall maintain an inventory of the Product at its facility(ies), in accordance with all applicable Laws, including without limitation, cGMP’s, and the requirements of the Health Registrations, which is adequate to support the population of patients to be agreed upon, and assure that inventory of Product is placed at the facility(ies) of its customers to assure access to the Product by the patients of each respective customer.

8.3                                 Promotion.  All promotion will be consistent with the sales materials and training provided by INO-T pursuant to Section 4.1, and AGA shall provide, and obtain INO-T’s written approval before using any sales and training materials relating to the Product that were not provided by INO-T.  Without limiting the foregoing, AGA shall comply with INO-T’s policies regarding promotion of Products for off-label use, which will be provided by INO-T to AGA, as modified from time to time in writing upon notice by INO-T to AGA. In the event that AGA, in good faith, believes any materials relating to the Product that are provided by INO-T may violate Laws in the Territory, AGA shall promptly advise INO-T in writing, including a written description of any concerns.  Without limiting the foregoing, AGA shall not sell the Product as a component of a combination of active functional agents, without the prior written consent of INO-T.

8.4                                 Non-Compete.  During the Term, and for three years thereafter, AGA shall not, and shall assure that its Affiliates shall not, sell any product in the Territory that competes with the Product.

8.5                                 Minimum Service Requirements.  AGA represents and covenants that it shall comply with, at minimum, the minimum service standards required by INO-T, as amended from time to time by INO-T providing [**] days written notice to AGA.

8.6                                 Nitric Oxide Delivery.  AGA shall not provide the Product to any hospital or other customer that does not have the ability to provide safe administration of Nitric Oxide in accordance with the labeling approved by Regulatory Authorities in the Territory, including, without distribution limitation, delivery devices that comply with the requirements set forth in the Health Registrations and labeling, or otherwise required by Regulatory Authorities.

8.7                                 Return of Cylinders.  (a)  Each individual cylinder shall be returned by AGA to INO-T within [**] months of the cylinders receipt by AGA. In the event that AGA fails to return an individual cylinder within such time frame, and INO-T incurs additional costs relating to the export and return of the cylinders, and INO-T shall invoice, or deduct from any credit due AGA for the return of cylinders, all such costs.

(b)                                 AGA shall, during the Term, return all used and/or expired cylinders to INO-T on a monthly basis, in coordination with the designated representative of INO-T. Without limiting the foregoing, AGA shall advise INO-T on or before the [**] day of the calendar month of the number of used and/or expired cylinders, and arrange for delivery of the cylinders to Port Allen, Louisiana, U.S.A. on the date coordinated with INO-T’s designated representative. AGA shall be responsible for all costs to ship, insure and export the cylinders to Port Allen, Louisiana, U.S.A., and INO-T shall be responsible for any costs relating to importing the cylinders into the United States, except as set forth in Section 8.7(a) above.

(c)                                  INO-T shall bill AGA for the cost of any repair or replacement of damaged cylinder returned to INO-T, and any cylinder not returned within [**]_months. For the avoidance of doubt, damaged cylinders means damage that would make the cylinder or other packaging components unusable for reuse and/or transport, and cosmetic damage incurred in the normal transport of the package shall not result in any deduction.

IX.  PRODUCT RECALL

9.1           Mandatory Recall.  In the event of any mandatory recall of a Product triggered by a Regulatory Authorities, INO-T will assist AGA, to the extent necessary, in implementing the recall.  Any and all costs related to the recall should be paid by the Party which is responsible for the recall.

9.2           Voluntary Recall.  If a Party believes that a voluntary withdrawal or recall of a Product is necessary both Parties will mutually agree to the need for a recall.  If the Parties cannot agree, they will use an independent third party qualified to assess the need for a recall and will follow the recommendation of the third party.  INO-T will assist AGA, to the extent necessary in implementing the withdrawal or recall.  Any and all costs related to the recall should be paid by the Party which is responsible for the recall.

X.  ADVERSE EVENT REPORTING

10.1         The Parties shall, within [**] days of the Effective Date, mutually agree in writing to procedures that assure that INO-T will be able to meet its obligations to report Adverse Events, as such term is defined in Exhibit I, including all of the requirements, outside of the Territory.  AGA acknowledges that INO-T is obligated under applicable laws outside of the Territory to report Adverse Events to certain regulatory authorities outside of the Territory, and AGA agrees to comply with INO-T’s requirements so as to assure that INO-T is in compliance with such laws.  INO-T acknowledges that AGA has or may have obligations to report Adverse Events to Regulatory Authorities in the Territory; however, AGA agrees that in all such communications with Regulatory Authorities, it shall comply with the requirements of Section 5.1(b).

10.2         With respect to any product complaint that does not require Adverse Event reporting (hereinafter “Product Quality Complaints”), the Parties agree to utilize the procedure set forth on Exhibit II.

XI.  RETENTION OF RECORDS/AUDIT

AGA shall maintain complete and accurate records to verify the performance of its obligations under the Agreement, and any other record that it is required by Law to maintain in order to perform its obligations under this Agreement.  All such records shall be subject to review and audit by INO-T on reasonable notice, and at reasonable times during normal business hours, including as those set forth under Article V.  AGA shall provide access to all requested records and cooperate fully in the conduct of any such review or audit.

All records to be maintained under this provision shall be retained for a period of not less than [**] years, or such longer period as required by Law.

XII.  CONFIDENTIALITY

During the Term of this Agreement and for [**] years thereafter neither Party shall, without the specific written consent of the other Party, disclose to any third party or use for its own purposes or for the benefit of any third party (except as contemplated herein and then with disclosure only on a need to know basis) any of the Confidential Information (as defined below) disclosed by the other Party.

The term “Confidential Information” shall mean technical and business information, whether written, oral or in any other form, that one Party shall provide to the other Party pursuant to this Agreement or otherwise during the term of this Agreement, with the exception only of the following:

(a)                                  information which was known to or in the possession of the receiving Party prior to the time of receipt from the disclosing Party;

(b)                                 information which as of the time of receipt is generally available to the public or subsequently becomes generally available to the public through no breach of this Agreement by the receiving Party;

(c)                                  information which at any time is furnished to the receiving Party by a third party that was lawfully in possession of the same and had the lawful right to disclose the same;

(d)                                 information which at any time corresponds to information independently developed by the receiving Party without the aid, use or application of any information which constitutes Confidential Information;

(e)                                  information which is required by Law, or order of any governmental authority or agency or any national stock exchange or national market system to be disclosed by the receiving Party; provided, however that the receiving Party gives the disclosing Party sufficient advance written notice to permit it to seek a protective or similar order and thereafter discloses only the minimum information required to be disclosed in order to comply; and

(f)                                    information which is specifically permitted to be disclosed pursuant to the terms of this Agreement.

XIII.  TERMINATION

13.1         Termination by INO-T.  INO-T shall have the right to terminate this Agreement by giving AGA not less than thirty (30) days notice in writing if (a) AGA disposes of a substantial part of its assets; (b) AGA changes the direction of its activities; or (c) INO-T, in its sole discretion, for commercial, scientific or medical reasons decides to discontinue or suspend commercial activities relating to the Product in the Territory.

13.2         Material Breach.  In addition to any other rights or remedies available at law or in equity, a Party may terminate this Agreement, upon written notice, upon the occurrence of a material breach by the other Party which is not cured within sixty (60) days of written notice thereof.

13.3         Bankruptcy.  Either Party may terminate this Agreement upon written notice to the other (i) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other Party; (ii) upon an assignment of a substantial portion of the other Party’s assets for the benefit of creditors; or (iii) if a substantial portion of the other Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy such right to terminate will become effective only if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after its filing.

13.4         No Release of Obligations.  Any expiration or termination of this Agreement shall not release the Parties from liabilities or obligations accrued as of the date thereof.

13.5         Return of INO-T Materials.  Upon the expiration of the term or upon any termination of this Agreement, in addition to any other obligations set forth in this Agreement, AGA shall, at its own cost and expense, within [**] days of such termination, return to INO-T all INO-T property, including, without limitation, cylinders, printed matters, including without limitation records of correspondence with Regulatory Authorities and all sales promotion materials in its possession relating to the Products, and furnish to INO-T a copy of AGA’s then current customer register.

13.6         Use of Product Information by INO-T Upon Termination.  Notwithstanding any provisions of this Agreement to the contrary, including, without limitation, Article XII of this Agreement, upon any termination of this Agreement, INO-T may utilize information relating to the Product and its sale in the Territory that was provided by or on behalf of AGA, and, in its discretion, provide access to such information to any business entity, if any, with which INO-T contemplates a business relationship involving the Product

13.7         Effect of Termination.  Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles I, V, VII, IX, X, XI, XII, XIV, XV, and XVII, and Sections 3.1(d), 3.1(e), 3.2(b), 4.2, 8.4, 8.7, 13.4, 13.5, 13.6 and 13.7 shall survive the expiration of the Agreement.

XIV.  INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

14.1         Indemnifications.  (a) INO-T shall indemnify and hold AGA harmless from claims based on infringement of any patents, trademarks, copyrights or other intellectual property rights relating to any of the Product, from any claim, suit or penalty arising from or imposed by any federal, state or municipal regulatory agencies pertaining to INO-T or its manufacture of any of the Product, from any product liability claims relating to any of the Product, except to the extent that a claim is based on AGA’s negligent handling, storage or distribution of Product or on any other negligent act or omission of AGA in violation of its obligations under this Agreement.

(b)           AGA shall indemnify and hold INO-T harmless from claims based in connection with its storage, promotion, distribution or sale of the Product, from any labor or employment claims arising from AGA’s employees, agents, consultants, and the like, from any claim, suit or penalty arising from or imposed by any federal, state or municipal regulatory agencies pertaining to AGA or its distribution or sale of any of the Product, and from any product liability claims relating to any of the Product to the extent that a claim is based on AGA’s negligent handling, promotion, storage or distribution of Product or on any other negligent act or omission of AGA in violation of its obligations under this Agreement.

14.2         Limitation of Liability.  With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for, punitive, exemplary or consequential damages.

14.3         Insurance.  AGA acknowledges and agrees that during the Term of this Agreement it or it Affiliate shall maintain, at its or their own expense, for the benefit of AGA and its Affiliates Products/Completed Operations Insurance in an amount not less than $1,000,000 each occurrence and $1,000,000 annual aggregate for bodily injury and property damage combined single limit, with an internationally recognized reliable and financially sound insurance company.

If this coverage is written on a Claims-Made Basis, then an Extended Reporting Period of sixty (60) months must be provided under the policy. No provision of this Agreement, including without limitation, Section 14.2 above, shall be interpreted to release, or decrease the obligations of, any insurance carrier under the policies referenced in this Section.

XV.  TAXES

15.1         Taxes.  AGA shall be responsible for all sales, use, excise, use, goods, services, value added and like taxes relating to its import, distribution, handling and sale of Product in the Territory.  The Parties agree to cooperate in order to minimize, in the manner permitted under applicable tax and customs Laws, the taxes (including value-added taxes) and duties associated with the importation and/or exportation of the Product, as the case may be.

XVI.  WARRANTIES AND REPRESENTATIONS

16.1         Mutual Representations, Warranties and Covenants.  Each Party represents and warrants that: (i) it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) it has full power and corporate authority to enter into and perform under this Agreement; (iii) all corporate actions necessary to authorize execution and delivery of this Agreement and to carry out its obligations hereunder have been duly taken; (iv) it has and shall maintain all licenses, permits, governmental approvals, and other authorizations necessary to perform its obligations hereunder; and (v) it is not a Party to any other agreements or arrangements that are inconsistent with the performance of its obligations hereunder.  Each Party represents and warrants that it will market, sell and distribute the Product in compliance with applicable legal requirements in the Territory.

XVII.  GENERAL PROVISIONS

17.1         Assignment.  Neither Party shall assign or delegate any right or obligation hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that INO-T may assign its rights hereunder to any Affiliate.  Any attempted assignment in violation hereof shall be void.  For the avoidance of doubt, AGA may not appoint sub-distributors, agents or other intermediaries, without a written consent of INO-T.

17.2         Entire Agreement and Amendments.  This Agreement sets forth the entire understanding between the Parties and shall supersede any prior agreements which relate to the matters covered herein.  No amendment to this Agreement shall be binding unless reduced to writing and  signed by both Parties.  Without limiting the foregoing, no understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement.

17.3         Waiver of Default.  No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

17.4         Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

17.5         Arbitration.  The laws of the State of New Jersey, U.S.A. shall govern the terms of this Agreement.  Except for disputes brought in courts of equity to enforce non-monetary rights, including, without limitation, restraining orders, any unresolved dispute between the Parties or any claim of one Party against the other arising under or in connection with this Agreement will be resolved through binding arbitration pursuant to the rules of the American Arbitration Association.  All proceedings shall take place in English in New York City, New York, U.SA.

17.6         Force Majeure.  Failure of either Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“force majeure”).  Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, terrorism, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed.  If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, INO-T shall have the right, but not the obligation, to terminate this Agreement, as set forth in Section 13.1, if the Parties have not negotiated a mutually satisfactory resolution to the problem, if practicable.

17.7         Notices.  Each notice required or provided under this Agreement shall be in writing and shall be given by mail prepaid or facsimile transmission and properly addressed to the addresses or fax numbers of the Party to be served as shown below.  Notice shall be effective upon receipt to the Parties at the addresses and facsimile numbers indicated below:

If to INO-T (excluding communications with Regulatory Authorities):	If to INO-T (with respect to communications with Regulatory Authorities):

Vice President, Global Commercial Operations	Vice President, Global Regulatory Affairs
INO Therapeutics LLC	INO Therapeutics LLC
6 Route 173	6 Route 173
Clinton, New Jersey, 08809 U.S.A.	Clinton, New Jersey, 08809 U.S.A.
Fax No.: (908) 238-6403	Fax No.: (908) 238-6402
With a copy to:	With a copy to:

Vice President and General Counsel	Vice President, Global Commercial Operations
INO Therapeutics LLC	INO Therapeutics LLC
6 Route 173	6 Route 173
Clinton, New Jersey, 08809 U.S.A.	Clinton, New Jersey, 08809 U.S.A.
Fax. No. (908) 238-6699	Fax No.: (908) 238-6403
If to AGA:

President
AGA S.A.
Paseo Presidente ERRAZURIZ 2631-5
Santiago, Chile
Fax No. +56.2.2318009

Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this provision.

17.8         Effect of Invalidity.  If any term or provision of this Agreement shall be held invalid or unenforceable by a competent authority in the Territory, such determination of invalidity shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.  The Parties hereto shall meet and mutually agree to amend this Agreement to incorporate new terms which shall, to the greatest extent possible, restore the intent of the Parties in drafting this Agreement.

17.9         Headings.  Headings are inserted for convenience and shall not by themselves determine the interpretation of this Agreement.

17.10       Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to AGA or INO-T from time to time by the government of the United States of America.  Furthermore, each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

IN WITNESS WHEREOF, INO-T and AGA have caused this Agreement to be executed by their duly authorized officers.

INO THERAPEUTICS LLC

By:	/s/ William D. Cordivari	By:	/s/ [ILLEGIBLE]
	Name and Title		Name and Title
William D. Cordivari
VP, Commercial Operations

Date:	March 30, 2005	Date:	18-03-2005

EXHIBIT I

ADVERSE REPORTING PROCEDURES

The Parties understand and agree that these procedures are intended to comply with, requirements for global adverse event reporting. These procedures may be amended by the Parties at any time, at the request of either Party, to ensure that they fully and accurately reflect the procedures in place for surveillance, receipt, evaluation and reporting of adverse drug experiences by the pharmacovigilance department of INO-T and the Regulatory Affairs department of AGA and comply with applicable laws and regulations in the countries in which the Product is marketed and/or is under investigation. In that regard, upon the written request of either Party, the Parties shall meet to renegotiate in good faith, all or some of these procedures. These procedures are meant to summarize or abstract the most relevant aspects of INO-T’s pharmacovigilance Standard Operating Procedures (SOPs), but are not intended to supercede those SOPs. As set forth in Section 10.1, the parties shall agree to detailed written procedures within [**] days of the Effective Date.

1.                                       Definitions:

(a)                                  An Adverse Event (“AE”) is defined as:

(i)                                     Any experience which is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with the use of a drug, biological product, or device in humans, whether or not considered related to the use of that product:

(1)                                  occurring in the course of the use of a drug, biological product or device;

(2)                                  associated with, or observed in conjunction with product overdose, whether accidental or intentional;

(3)                                  associated with, or observed in conjunction with product abuse;

(4)                                  associated with, or observed in conjunction with product withdrawal.

(ii)                                  Any significant failure of expected pharmacological or biologic therapeutical action (with the exception of in clinical trials).

(b)                                 Associated with or related to the use of the drug is defined as:  A reasonable possibility exists that the AE was caused by the drug.

(c)                                  Expected or unexpected are defined as:

(i)                                     Expected or “labeled” AE - An AE which is included in the Investigators’ Brochure for clinical trials, included in local labeling (e.g., Summary of distribution product characteristics) for Marketed Drugs, or in countries with no local labeling, in the Company Core Data Sheet (CCDS).

(ii)                                  Unexpected or “unlabeled” AE - An AE that does not meet the criteria for an expected AE or an AE which is listed but differs from that event in terms of severity or specificity.

(d)                                 IND Holder is defined as:  A “Sponsor” (as defined in 21 CFR Part 312.2(b)) of an investigational new drug in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

(e)                                  Life-threatening is defined as:  any adverse drug experience that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse drug experience as it occurred, i.e., it does not include an AE that, had it occurred in more severe form, might have caused death.

(f)                                    NDA Holder is defined as:  An “Applicant” as defined in 21 CFR Part 314.3(b), for regulatory approval of a product in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

(g)                                 Serious or Non-Serious are defined as:

(i)                                     Any adverse drug experience occurring at any dose that results in any of the following outcomes:  Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered serious when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.  Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

(ii)                                  A Non-serious AE is any AE, which does not meet the criteria for a serious AE.

(h)                                 Not associated or unrelated to the use of the drug means it does not meet the definition of “associated.”

2.                                       Capitalized terms not defined in this Exhibit shall have the meaning assigned thereto in the Agreement.

3.                                       With respect to all Product:

All initial reports (oral or written) for any and all serious AEs as defined above which become known to AGA must be communicated by, telefax or electronically directly to INO-T or their designee for the Territory within [**] of receipt of the information.  Follow-up

Serious AE information received by AGA should also be communicated in writing within [**] of obtaining such information. In all cases, AGA will provide sufficient contact details such that INO-T or their designee may seek further medical details.  Case reports will be assessed medically by INO-T for their expectedness and relatedness as per INO-T’s SOP for pharmacovigilance processing.

Medwatch and/or CIOMS forms for expedited reporting to health authorities will be provided by INO-T or their designee.  Other health authority reports such as Periodic Safety Update Reports will be provided by INO-T within [**] working days of submission due date to the regulatory agency of the Territory.

All initial reports and follow-up information received for all non-serious AEs for marketed Product which become known to AGA must be communicated in writing, by telefax or electronically to INO-T or their designee within [**] calendar days of becoming aware of the non-serious AE utilizing INO-T provided forms.  INO-T or their designee will provide AGA with a written report regarding all Serious AEs; in such time to allow AGA to meet reporting deadlines according to applicable law or regulations regarding the reporting of adverse events in the Territory.

4.                                       The Parties further agree that:

(a)                                  a written report for AEs for animal studies which suggest a potential significant risk for humans shall be managed according to the process for SAE reporting above;

(b)                                 INO-T or their designee will give AGA any necessary information required for AGA to meet reporting requirements in the Territory relating to the Product within the preceding 365 days/calendar year, within [**] days of receipt of a request from AGA;

(c)                                  disclosure according to these procedures of information hereunder by a Party to the other Party shall continue as long as either Party continues to clinically test or market products containing the Product or holds an open IND, United States NDA or foreign equivalent thereto;

5.                                       Each Party shall diligently undertake the following further obligations where both Parties are or will be commercializing products hereunder and/or performing clinical trials with respect to the Product:

(a)                                  to immediately advise the other Party of any product safety communication received from a health authority and consult with the other Party with respect to any proposed change to product warnings, labeling or an Investigator’s Brochure involving safety issues, including, but not limited to, safety issues agreed to by the Parties;

(b)                                 to provide INO-T reasonable annual audit rights of AGA’s AE reporting system and documentation, upon prior notice, during normal business hours, at the expense of the auditing Party and under customary confidentiality obligations;

(c)                                  to meet in a timely fashion from time to time as may be reasonably required to implement the adverse event reporting and consultation procedures described in this Exhibit, including identification of those individuals in each Party’s pharmacovigilance group who will be responsible for reporting to and receiving AE information from the other Party, and the development by AGA of a written standard operating procedure with respect to adverse event reporting responsibilities, including reporting responsibilities to investigators in the Territory, should they exist under protocols managed by AGA;

(d)                                 where possible, to transmit all data electronically;

(e)                                  to report to each other any addenda, revisions or changes to the Agreement (e.g., change in territories, local regulations, addition of new licensors/licensees to the agreement, etc.) which might alter the adverse event reporting responsibilities hereunder;

(f)                                    to utilize English as the language of communication and data exchange between the Parties;

(g)                                 to develop a system of exchange of documents and information in the event that the Agreement involves more than two Holders.

EXHIBIT II.

INO-T’S PROCEDURES FOR REPORTING PRODUCT QUALITY COMPLAINT

INFORMATION

A.                                   The Parties agree to transmit to each others’ complaint coordinators, as soon as reasonably practicable, but not more than [**] working days after receipt, any complaints received by the Parties relating to the Product(s) in accordance with the following:

1.                                       The Parties shall transmit:

(a)                                  Information that causes the drug Product(s) or its labeling to be mistaken for, or applied to, another article;

(b)                                 information concerning any bacteriological contamination, or any chemical, physical, or other change or deterioration in the distributed drug Product(s), or any failure of one or more distributed batches to meet its specifications; and

(c)                                  any other product quality complaint that is related to the Product(s’) identity, strength, quality or purity or that alleges a product defect.

2.                                       The transmittal to the other party’s complaint coordinators shall be via telephone or, if transmittal via telephone is not feasible, via fax:

For AGA		For INO-T
Tel:	1-800-526-4099	Tel:	US: 225-376-4350
Fax; 225-3765-4450
Fax:	1-973-921-7228	Fax:	33 134 77 83 61

3.                                       The Parties shall provide the following information:

(a)                                  complainant name;

(b)                                 complainant address;

(c)                                  complainant telephone number;

(d)                                 Product involved;

(e)                                  lot number/expiration date;

(f)                                    description of complaint.

B.                                     The Parties agree that changes can be made on a mutual basis to these procedures in writing as may be necessary or appropriate to comply with changes in applicable law or regulations relating to reporting of product quality information, and that the Parties shall amend their policies and procedures to enable each other to comply with applicable laws and regulations for reporting such information.

Schedule 1.12

Trademarks

INOmax

INOtherapy

INOmeter

EXISTING ROW AMENDMENT AGREEMENT

This EXISTING ROW AMENDMENT AGREEMENT (this Agreement), dated as of March 28, 2007, is entered into by and among INO THERAPEUTICS LLC, a Delaware limited liability company (INO-T); AGA S.A., an Argentinean corporation; BOC LIMITED, an Australian corporation; AGA S.A., a Chilean corporation; AGA FANO, FABRICA NACIONAL DE OXÍGENO S.A., a Colombian corporation; and AGA S.A., a Uruguayan corporation.

W I T N E S S E T H

WHEREAS INO-T and the AGA Entities wish to amend the Existing ROW Agreements on the terms and conditions set out in this Agreement with effect from the date hereof.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth in this Agreement, the Parties hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

(a)                                  As used in this Agreement, the following terms have the following meanings:

AGA Entities means AGA S.A., an Argentinean corporation, BOC Limited, an Australian corporation; AGA S.A., a Chilean corporation, AGA FANO, Fabrica Nacional De Oxígeno S.A., a Colombian corporation and AGA S.A., a Uruguayan corporation.

Existing ROW Agreements means the distribution agreements between INO-T and the following:

(i)                       AGA S.A. (an Argentinean corporation) dated April 26, 2005 in respect of Argentina (the Argentinean Agreement);

(ii)                    BOC Limited (an Australian corporation) dated May 9, 2006 in respect of Australia (the Australian Agreement);

(iii)                 AGA S.A. (a Chilean corporation) dated March 30, 2005 in respect of Chile;

(iv)                AGA FANO, Fabrica Nacional De Oxígeno S.A. (a Colombian corporation) in respect of Colombia; and

(v)                   AGA S.A. (a Uruguayan corporation) dated April 15, 2005 in respect of Uruguay.

Commercial Agreement means the agreement by and among INO-T, Ikaria Holdings, Inc. and AGA AB, a Swedish aktiebloag, entered into as of the date hereof.

(b)                                 All other defined terms in the Existing ROW Agreements shall have the meanings specified in those agreements.

2.                                      EXTENSION OF TERMS OF EXISTING ROW AGREEMENTS

(a)                                  Section 2 of each of the Existing ROW Agreements other than the Australian Agreement shall be amended so that the words “Launch Date” shall be replaced with the words “later of the Launch Date and the Closing Date”;

(b)                                 Section 2 of the Australian Agreement shall be amended so that the words “31 December 2011” shall be replaced with the words “date that is five (5) years following the Closing Date”; and

(c)                                  a new Section 1.22 shall be inserted into each of the Existing ROW Agreements as follows:

“1.22  The term “Closing Date” shall have the meaning given to “Effective Date” in the Commercial Agreement, and the term “Commercial Agreement” shall mean the commercial agreement by and among INO-T, Ikaria Holdings, Inc. and AGA AB, a Swedish aktiebloag, dated March 28, 2007.”.

3.                                      ROYALTY RATES

In accordance with Section 4.3(c) of the Commercial Agreement:

(a)                                  a new Section 1.23 shall be inserted into each of the Existing ROW Agreements other than the Australian Agreement as follows:

“1.23  The term “Sales Related Payment” shall have the meaning given in the Commercial Agreement.”;

(b)                                 a new Section 7.3A shall be inserted into each of the Existing ROW Agreements other than the Australian Agreement as follows:

“7.3A  Reduction.  Notwithstanding the provisions of Section 7.2, from the date on which the Sales Related Payment is first payable pursuant to Section 4.3 of the Commercial Agreement all amounts payable by AGA to INO-T pursuant to this Section VII (FINANCIAL TERMS) shall be reduced by [**] percent ([**]%).”.

4.                                      CONTINUANCE IN FORCE

Except as modified by the terms of this Agreement, all other terms in the Existing ROW Agreements shall continue in full force and effect.

5.                                      GENERAL

5.1                               Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Any such counterpart may be delivered by a Party by facsimile or e-mail, and any Party who signs this Agreement and transmits such signature to the other Party by facsimile or e-mail shall be deemed to have duly executed this Agreement.

5.2                               Other Provisions

The following provisions of the Existing ROW Agreements other than the Australian Agreement:  Sections 17.2 (Entire Agreement and Amendments), 17.4 (Independent Relationship), 17.5 (Arbitration), 17.8 (Effect of Invalidity) and 17.9 (Headings) shall apply to this Agreement mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

INO-T THERAPUTICS LLC

By:
/s/ Dennis L. Smith
Name:
Dennis L. Smith
Title:
President & CEO

AGA S.A., an Argentinean corporation

By:
/s/ Julio Narancio / Marin Lucrecia Jaureguilorda
Name:
Julio Narancio / Marin Lucrecia Jaureguilorda
Title:
Country Manager HCD / Financial Manager

[FOREIGN NOTARIZATION]

Seal No.	5011	BOC LIMITED, an Australian corporation

By:		By:
/s/ Sonya Rogerson		/s/ Neil Gleeson
Name:		Name:
Sonya Rogerson		Neil Gleeson
Title:		Title:
Company Secretary		Director

AGA S.A. a Chilean corporation

By:
/s/ Gasto's Lewin Go'rez
Name:
Gasto's Lewin Go'rez
Title:
Director (Illegible)

[FOREIGN NOTARIZATION]

AGA FANO, FABRICA NACIONAL DE OXIGENO S.A., a Colombian corporation

By:
/s/ Diana E. Rios Mejia
Name:
Diana Elizabeth Rios Mejia
Title:
Country Manager Hospital Care Colombia

/s/ Mauricio Eslava Cerón
Name:
Mauricio Eslava Cerón
Title:
Operations Manager Hospital Care
Region South America Noah

[FOREIGN NOTARIZATION]

AGA S.A. a Uruguayan corporation

By:
/s/ Jorge Cúneo / Leonel Dematey
Name:
Jorge Cúneo / Leonel Dematey
Title:
Finance Mgr / Business Mgr

[FOREIGN NOTARIZATION]

The agreements listed below are substantially identical in all material respects to the Distribution Agreement between INO Therapeutics LLC and AGA S.A., a Chilean corporation, dated as of March 30, 2005, as amended, filed hereto as Exhibit 10.25.

•      Distribution Agreement between INO Therapeutics LLC and AGA S.A., a Uruguayan corporation, dated as of April 15, 2005, as amended.

•      Distribution Agreement between INO Therapeutics LLC and AGA S.A., an Argentinean corporation, dated as of April 26, 2005, as amended.

•      Distribution Agreement between INO Therapeutics LLC and AGA FANO, FABRICA NACIONAL DE OXIGENO S.A., a Colombian corporation, dated as of 2005, as amended.

These agreements were amended by the Existing ROW Agreement Amendment among INO Therapeutics LLC, AGA S.A. (Argentina), BOC Limited, AGA S.A. (Chile), AGA FANO, FABRICA NACIONAL DE OXI/GENO S.A. and AGA S.A. (Uruguay), dated as of March 28, 2007, filed hereto as Exhibit 10.25.